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                                                             Exhibit (a)(1)(vii)



   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 15, 2002 and the related
  Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of
  Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined herein) by Lehman Brothers Inc. (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            LITTLE SWITZERLAND, INC.
                                       AT
                               $2.40 NET PER SHARE
                                       BY
                                   TSAC CORP.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                  TIFFANY & CO.

         TSAC Corp., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Tiffany & Co., a Delaware corporation ("Parent"), is offering to purchase, for $2.40 net to the seller in cash, all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Little Switzerland, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 15, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Stockholders of record who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions, if any, on the purchase of Shares by Purchaser or pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of Mellon Investor Services LLC, which is acting as depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

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     THE OFFER AND WITHDRAWAL  RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
     CITY  TIME, ON SEPTEMBER 13, 2002,  UNLESS THE OFFER IS EXTENDED.
     -------------------------------------------------------------------

         The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. If the Offer is successful and Purchaser owns at least 90% of the outstanding Shares, Purchaser will merge into the Company through a short-form merger (the "Merger"). In the Merger, each outstanding Share that is not owned by Parent or its subsidiaries (other than Shares held by the Company stockholders who dissent from the Merger and perfect their appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive the same consideration paid in the Offer, without interest.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A SUFFICIENT NUMBER OF SHARES SO THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THE OFFER, PARENT AND ITS SUBSIDIARIES WOULD OWN AT LEAST 90% OF THE SHARES ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION"). PARENT AND ITS SUBSIDIARIES CURRENTLY OWN APPROXIMATELY 45% OF THE OUTSTANDING SHARES. THE PURCHASER HAS ALSO ENTERED INTO A STOCK PURCHASE AGREEMENT WHICH PROVIDES FOR THE PURCHASE OF AN ADDITIONAL 12% OF THE OUTSTANDING SHARES FROM SEYMOUR HOLTZMAN, STEVEN HOLTZMAN AND CERTAIN OF THEIR AFFILIATES (TOGETHER, THE "HOLTZMANS"), SUBJECT TO TERMS AND CONDITIONS IDENTICAL TO THOSE OF THE OFFER. PURCHASER MAY, SUBJECT TO COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS, WAIVE THE MINIMUM CONDITION AND REDUCE THE NUMBER OF SHARES THAT ARE REQUIRED TO BE TENDERED. IN NO EVENT, HOWEVER, WILL PURCHASER PURCHASE SHARES IN THE OFFER IF LESS THAN A MAJORITY OF THE OUTSTANDING SHARES, EXCLUDING SHARES BENEFICIALLY OWNED BY PARENT, ITS AFFILIATES AND THE HOLTZMANS, ARE TENDERED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 11 OF THE OFFER TO PURCHASE.
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         THE OFFER IS NOT CONDITIONED ON PARENT OR PURCHASER OBTAINING ANY
FINANCING OR THE PRIOR APPROVAL OF THE COMPANY'S BOARD OF DIRECTORS.

         Upon the terms and subject to the conditions of the Offer (including the terms and conditions set forth in Section 11 of the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Purchaser will accept for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4 of the Offer to Purchase. The term "Expiration Date" means 5:00 p.m., New York City time, on September 13, 2002, unless Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 5:00 p.m., New York City time, on September 13, 2002, as such period may be extended, is referred to as the "Offering Period." If there is a Subsequent Offering Period (as defined in the Offer to Purchase), all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration of the Offering Period and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal and any other required documents.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the validly tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the validly tendering stockholders. Under no circumstances will interest on the purchase price for tendered shares be paid, regardless of any delay in making such payment.

         Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4 of the Offer to Purchase. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in
Section 11 of the Offer to Purchase and (ii) to waive any condition and to set forth or change any other term and condition of the Offer; provided that, in no event, will Purchaser purchase Shares in the Offer if less than a majority of the outstanding Shares, excluding shares beneficially owned by Parent and its affiliates and by the Holtzmans, are tendered. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are validly tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-l(c) under the Securities Exchange Act of 1934, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

         Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 11, 2002. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also
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be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding.

         None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

         If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 4 of the Offer to Purchase.

         Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for United States federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For federal income tax purposes, a stockholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

         The information required to be disclosed by Rule 14d-6(d)(1) and Rule 13c-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, is contained in the Offer to Purchase and is incorporated herein by reference.

         A demand has been made to the Company for use of the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with such demand, the Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the Company stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager. Such additional copies will be furnished at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                                  MORROW & CO.
                          445 Park Avenue, Fifth Floor
                            New York, New York 10022
                          Email: LSVI.info@morrowco.com
                Banks And Brokers Call Toll-Free: (800) 654-2648
                   Stockholders Call Toll-Free: (800) 607-0088
                     All Others Call Collect: (212) 754-8000

                      The Dealer Manager for the Offer is:
                                 LEHMAN BROTHERS
                               745 Seventh Avenue
                            New York, New York 10019
                 Call Collect: (212) 526-3444 or (212) 526-2566

                                                                 August 15, 2002